[PHAR-MOR LOGO HERE]                              Phar-Mor, Inc.
                                                  20 Federal Plaza West
                                                  P.O. Box 400
                                                  Youngstown, Ohio  44501-0400
                                                  330-740-2020
                                                  330-740-2985 FAX

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FOR IMMEDIATE RELEASE
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             PHAR-MOR PRINCIPAL SHAREHOLDER RESOLVES OWNERSHIP
          ------------------------------------------------------

     YOUNGSTOWN, OHIO, AUGUST 22, 1997 - Phar-Mor, Inc. (PMOR:NASDAQ) announced that Robert M. Haft, Chairman and Chief Executive Officer of Phar-Mor, and Avatex Corporation (NYSE:AAV)(formerly FoxMeyer Health Corporation) have entered into an agreement regarding Hamilton Morgan LLC, an entity they jointly own and which beneficially owns 39.7% of Phar-Mor's common stock. The agreement resolves issues arising from Avatex triggering in December 1996 a buy/sell mechanism. In exchange for 3,750,000 Phar-Mor shares and return of a voting proxy on other Phar-Mor shares, Hamilton Morgan will: redeem the 69.8% Avatex interest in Hamilton Morgan; re-pay certain indebtedness; and receive other consideration. If the transaction is consummated, Avatex will beneficially hold 39.7% of Phar-Mor's common stock.

     The agreement is subject to several conditions being met within 30 days, including Avatex obtaining an order from the Delaware court in the Official Committee of Unsecured Creditors of FoxMeyer Corporation vs. FoxMeyer Health Corporation (Avatex). The agreement is also subject to Mr.Haft entering into an acceptable severance agreement with Phar-Mor with respect to his employment agreement, and at closing of the transaction, resigning from the Phar-Mor Board of Directors. In addition, Linda Haft a current director of Phar-Mor, will resign upon consummation of the transactions. Abbey Butler and Melvyn Estrin, the Co-Chairmen and Co-Chief Executive Officers of Avatex, are also directors of Phar-Mor.

     Robert Haft stated, "My mission of saving nearly 6,000 jobs, restoring the customer's faith in the Company and setting the course for the future has been accomplished."

     "Phar-Mor's dedicated management team has made substantial strides in rebuilding the Company over the last two years. We have: 1) recorded the Company's first-ever audited profit on a pro forma basis in fiscal 1996 versus losses totaling $200 million in the previous two years while in bankruptcy; 2) accumulated cash of approximately $80 million as of July 1997; 3) recorded positive same store sales increases for the first time in five years; 4) developed and remodeled five prototype 60,000-square-foot food and drug warehouse club' stores, which are generating positive sales and profit increases; 6) made plans to open two new stores and remodel 13 stores during fiscal 1998 to the successful warehouse club' format and 7) successfully implemented a new marketing and merchandising plan which includes Guaranteed Lowest Prescription Prices or It's Free' and Don't Pay Drug Store Prices'."

     Mr.Haft further stated: "Our Company's talent, resources, vision and desire are working effectively to serve our customers, shareholders and employees."

     Phar-Mor is a retail drug store chain with 104 stores in 19 states. The Company's common stock is traded on the NASDAQ National Market under the symbol "PMOR".


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Contact:  Gary Holmes
          (212) 484-7736

          Robert Haft
          (202) 424-7678